Exhibit 99.1

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

- First Quarter 2010 Revenue Increased 54% from First Quarter 2009 -

DURHAM, NC - May 3, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the first quarter ended March 31, 2010, reporting a net loss of $14.8 million or ($0.18) per share.

Total revenue for the first quarter of 2010 was $22.1 million, as compared to $14.3 million for the first quarter of 2009, reflecting an increase of 54%. Revenue from AZASITE® (azithromycin ophthalmic solution) 1% totaled $8.7 million in the first quarter of 2010, an increase of 41% compared to $6.2 million recognized in the first quarter of 2009. Inspire estimates that approximately $1 million of first quarter 2010 AZASITE revenue was associated with hospital usage of AZASITE as a substitute therapy during a supply shortage of erythromycin ophthalmic ointment (0.5%). The supply shortage of erythromycin ophthalmic ointment (0.5%) has been resolved and accordingly, the Company does not expect any future revenue in 2010 associated with the supply shortage.

Total product co-promotion and royalty revenue, comprised of royalty revenue from net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and co-promotion revenue from net sales of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% was $13.4 million for the first quarter of 2010 compared to $8.1 million in 2009. Royalty revenue for the first quarter of 2010 from RESTASIS was $9.8 million compared to $8.1 million in the first quarter of 2009. Co-promotion revenue from ELESTAT in the first quarter of 2010 was $3.6 million as compared to no revenue recognized in the first quarter of 2009. All first quarter 2009 co-promotion revenue from ELESTAT was deferred and recognized later in 2009 due to not achieving contractual minimum target levels during the first quarter of 2009.

Operating expenses for the first quarter of 2010 totaled $36.5 million, as compared to $33.0 million for the same period in 2009. The increase in first quarter 2010 operating expenses was primarily due to an increase in general and administrative expenses of approximately $5 million associated with the CEO transition, for which the majority of the expense was non-cash, as well as an increase in cost of sales resulting from increased AZASITE sales volume. These increases were partially offset by a decrease in research and development expenses due to the elimination of preclinical and drug discovery activities and to focusing resources on late-stage programs as a result of the restructuring initiative that occurred in the first quarter of 2009.

For the first quarter ended March 31, 2010, the Company reported a net loss of $14.8 million, or

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

($0.18) per common share, as compared to a net loss of $19.4 million, or ($0.34) per common share, for the same period in 2009. Cash, cash equivalents and investments totaled $115.2 million at March 31, 2010, reflecting a $13.9 million utilization of cash and investments during the first quarter.

“During the quarter, we continued our trend of double-digit revenue growth, and through tight management of our operating expenses, continued to successfully reduce our net loss,” said Adrian Adams, President and CEO of Inspire. “We remain focused on completing TIGER-2, our second pivotal Phase 3 trial of denufosol tetrasodium for cystic fibrosis, expanding the denufosol franchise and preparing for a potential 2012 U.S. launch. We remain intent on executing on our core objectives of leveraging our commercial infrastructure, driving excellence in research and development, pursuing strategically aligned corporate development and licensing opportunities and continuing to deliver strong financial performance.”

Recent Updates Include (March 5, 2010 through May 3, 2010):

Ophthalmic Research & Development

•

Announced that the Japanese Ministry of Health, Labour and Welfare granted approval on April 16, 2010 to Santen Pharmaceutical Co., Ltd. (“Santen”) for DIQUAS™ Ophthalmic Solution 3% (diquafosol tetrasodium) for the treatment of dry eye, which is related to an exclusive license from Inspire to Santen to develop and market diquafosol for ocular surface diseases in Japan and nine other Asian countries; and

•

Announced results from two Phase 2 clinical trials with AZASITE for the treatment of blepharitis; the next step in the program will be refining the clinical trial design for subsequent trials, including some additional Phase 2 trial work expected to begin in late 2010.

Pulmonary Research & Development

•	Extended the length of the TIGER-2 follow-on, open-label denufosol only trial (Trial 08-114) enabling patients who complete TIGER-2 to receive denufosol for up to three years in this trial; and

•

Entered into a Technical Transfer & Development Services Agreement with Finorga S.A.S., or Novasep, to enable Novasep to become a qualified commercial manufacturer of the active pharmaceutical ingredient (“API”) for denufosol.

Sales and Marketing

•	Increased first quarter 2010 AZASITE prescription volume by approximately 39% over the first quarter of 2009.

Corporate

•	Appointed Andrew I. Koven to the newly created position of Executive Vice President and Chief Administrative and Legal Officer, effective May 10, 2010.

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

Financial Outlook for 2010

•

Based upon current trends and assumptions, Inspire expects to record 2010 aggregate revenue in the range of $100-$111 million. Co-promotion revenue from ELESTAT will be dependent on the timing of a launch of a generic form of epinastine, which is expected to occur in the second half of 2010;

•

Total 2010 operating expenses are expected to be in the range of $145-$169 million. Cost of sales, which includes the amortization of the AZASITE approval milestone and royalty obligations to InSite Vision Incorporated, is expected to be in the range of $13-$18 million. Total estimated selling and marketing and general and administrative expenses are estimated to be in the range of $48-$53 million and $27-$32 million, respectively. Research and development expenses are estimated to be in the range of $60-$70 million. Included within this operating expense guidance are projected stock-based compensation costs of approximately $8-12 million; and

•	Operating cash utilization in 2010 is expected to be in the range of $58-$73 million, which incorporates $20 million of principal repayment on the Company’s outstanding debt.

Inspire will host a conference call and live webcast with an accompanying slide presentation to discuss first quarter 2010 financial results on Monday, May 3, 2010 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 70118815. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. The webcast will include audio of the conference call and a slide presentation to be reviewed during the call. A telephone replay of the conference call will be available until May 17, 2010. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 70118815.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical, scientific and commercial expertise. The most advanced compounds in Inspire’s clinical pipeline are denufosol tetrasodium for cystic fibrosis and PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: lack of future revenues associated with the erythromycin

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

ophthalmic ointment shortage; the Company’s focus on, or the outcome and timing of top line results, with respect to the denufosol tetrasodium Phase 3 cystic fibrosis study, TIGER-2; the Company’s ability to successfully expand the denufosol franchise and prepare for a potential 2012 U.S. launch; the ability of the Company to execute on its core objectives, leverage its commercial infrastructure, drive excellence in research and development, successfully pursue strategically aligned corporate development and licensing opportunities, and deliver strong financial performance; refine the clinical trial design for subsequent clinical trials with AZASITE for the treatment of blepharitis; the timing of additional Phase 2 blepharitis trial work in late 2010; that patients who complete TIGER-2 will choose to receive denufosol for up to three additional years in an open-label denufosol only trial following the completion of TIGER-2 or the outcome of such open-label trial; Novasep’s ability to become a qualified commercial manufacturer of the active pharmaceutical ingredient for denufosol; the start date of Mr. Koven; the amount of revenues to be recorded by the Company in 2010; the amount of 2010 revenues derived from ELESTAT and the timing of a launch of a generic form of epinastine; 2010 total operating expenses; 2010 cost of sales, including the amortization of the AZASITE approval milestone and royalty obligations to InSite Vision Incorporated; total 2010 selling and marketing expenses; total 2010 general and administrative expenses; total 2010 research and development expenses; total 2010 stock-based compensation costs; operating cash utilization by the Company in 2010, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; and the Company’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the introduction of a generic form of epinastine, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Product sales, net	$8,696	$6,186
Product co-promotion and royalty	13,372	8,145

Total revenue	22,068	14,331
Operating expenses:
Cost of sales	3,015	1,961
Research and development	9,593	12,267
Selling and marketing	13,694	13,020
General and administrative	10,236	3,820
Restructuring	—	1,931

Total operating expenses	36,538	32,999

Loss from operations	(14,470)	(18,668)
Other income/(expense):
Interest income	169	160
Interest expense	(486)	(899)

Other income/(expense), net	(317)	(739)

Net loss	$(14,787)	$(19,407)

Basic and diluted net loss per common share	$(0.18)	$(0.34)

Weighted average common shares used in computing basic and diluted net loss per common share	82,402	56,678

INSPIRE PHARMACEUTICALS, INC.

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

Selected Balance Sheet Information

(in thousands)

	March 31, 2010	December 31, 2009
Cash, cash equivalents and investments	$115,173	$129,099
Trade receivables	16,756	22,682
Inventories, net	1,741	1,717
Total assets	158,190	178,770
Working capital	71,812	85,412
Debt, including current portion	20,332	25,175
Total stockholders’ equity	109,136	119,168
Shares of common stock outstanding	82,600	82,346

# # #

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797